Exhibit 99.1

Short-Seller’s Note is Short on Credibility, LifeMD Says

Company cites errors, distortions in anonymous “note” intended to hammer stock for quick profit

NEW YORK, April 16, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD), a leading direct-to-patient telehealth company, released a letter to shareholders today in response to an error-ridden “research note” published by an entity called Culper Research. Culper is an anonymous short-seller that refuses to disclose the individuals or entities behind it.

“LifeMD uses technology to make health care more accessible to people from all walks of life. By directly providing telemedicine to patients, we help them confront the health issues that dramatically impact the quality of their lives,” said Justin Schreiber, LifeMD’s Chairman and CEO.

“We pursue this mission with transparency and integrity, so it is troubling that an anonymous short-seller would make reckless allegations about our company seemingly with the sole intent of causing a drop in our share price for his or her own personal gain. The author of this report is utterly lacking in credibility, as its numerous errors, distortions and half-truths show.”

Schreiber and the company’s CTO Stefan Galluppi jointly issued an open letter to shareholders on the company’s website (link here), in which they addressed Culper’s meritless allegations in detail. It identifies numerous errors and basic problems with the report’s credibility, including:

●	Culper distorts Galluppi’s and Schreiber’s relationship with Redwood Scientific. Schreiber held a passive investment and non-controlling interest in the company, and Galluppi left the company two and a half years before it was investigated by the Federal Trade Commission.
●	Culper lies about LifeMD’s licensing practices. LifeMD takes the utmost care in creating an environment that fosters the highest standard of care for our patients. LifeMD’s physician network consists of nearly 90 board-certified and monitored doctors who legally dispense prescription medications; LifeMD has never allowed an unlicensed physician to perform a telehealth consult for any of its brands. In the rare instance we discover that one of the doctors in our network has a regulatory issue, we remove that doctor immediately – as we did in the case of Dr. Badii. In the case of Dr. Kalter, he was mistakenly described as a California physician on our website. When we became aware of the web design error, we fixed it immediately. Dr. Kalter never wrote a single prescription for us in California.

●	Culper misrepresents the facts about Veritas MD, the platform we used for 25% of all telehealth consults in Q1 and expect to be using for 100% of consults by the end of Q2. Apparently under the misimpression it was intended to be a consumer-facing app, Culper fails to understand it is our technological backbone, driving the complete and full lifecycle of patient engagement. This process extends from patient intake, patient queries and follow-ups, doctor engagement, and pharmacy services to billing. Everything we have disclosed about our LifeMD digital health platform, also known as VeritasMD, is accurate.

Schreiber took exception to the dishonest way in which Culper writes about LifeMD’s treatment of its shareholders. “LifeMD began as a start-up, financed through multiple rounds of venture capital funding. In doing so, some of the most sophisticated institutional investors and advisors in the world have conducted countless hours of extensive due diligence validating LifeMD prior to investing,” he said.

“The person who’s hurting our shareholders is the author of the Culper report, who spreads disinformation behind a cloak of anonymity,” Schreiber added. “For that, the author is culpable.”

About LifeMD

LifeMD, Inc. is a leading telehealth company that is transforming the healthcare landscape with direct-to-patient product and service offerings. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, go to LifeMD.com.

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. While we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

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LifeMD, Inc.

Marc Benathen, CFO

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Investor Relations Contacts

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com